Exhibit 99.4
May 18, 2011
Cloudary Corporation
35 Boxia Road, Pudong New Area
Shanghai 201203
People’s Republic of China
Consent of Beijing Openbook Co., Ltd.
Beijing Openbook Co., Ltd. hereby consents to references to its name in the Registration Statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Cloudary Corporation (the “Company”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, “SEC Filings”). Beijing Openbook Co., Ltd. further consents to inclusion of information, data and statements from the report entitled “Annual Report on Publishing Business” (the “Report”) in the Company’s Registration Statement and SEC Filings, and citation of the Report in the Company’s Registration Statement and SEC Filings. Beijing Openbook Co., Ltd. also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

By:	(Company Seal) Beijing Openbook Co., Ltd.
Name:
Title: